EXHIBIT 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

April 11, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Digital Extreme Technologies, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10, General Form for Registration of Securities pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, filed by Digital Extreme Technologies, Inc. of our report dated January 18, 2011, relating to the financial statements of Digital Extreme Technologies, Inc., a Delaware Corporation, as of and for the years ending June 30, 2010 and 2009, and for the period from January 16, 2007(inception) to June 30, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC